UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2019

Vertex Pharmaceuticals Incorporated
(Exact name of registrant as specified in its charter)

Massachusetts	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	VRTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On September 17, 2019, Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the “Company” or “we”) entered into a Credit Agreement (the “Credit Agreement”), with Vertex Pharmaceuticals (Europe) Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of the Company, as a co-borrower, Vertex Pharmaceuticals (Ireland) Limited, a private company limited by shares incorporated in Ireland and a wholly-owned subsidiary of the Company, as a co-borrower, certain other wholly-owned subsidiaries of the Company as subsidiary guarantors, Bank of America, N.A., as administrative agent, the swingline lender and a letter of credit issuer, and the lenders referred to therein, which is summarized below. The Credit Agreement provides for a $500 million senior unsecured revolving facility (of which up to $100 million may be allocated for loans and letters of credit in certain non-U.S. Dollar currencies) (collectively, the “Loans”). The Credit Agreement also provides that, subject to satisfaction of certain conditions, we may request that the borrowing capacity under the Credit Agreement be increased by an additional $500 million. The Credit Agreement matures on September 17, 2024.
Proceeds of borrowings under the Credit Agreement may be used for general corporate purposes, including, without limitation, to fund permitted dividends, distributions and acquisitions permitted by the terms of the Credit Agreement. The Loans will bear interest, at our option, at either a base rate or a Eurocurrency rate, in each case plus an applicable margin. Under the Credit Agreement, the applicable margin on base rate loans ranges from 0.125% to 0.50% and the applicable margin on Eurocurrency loans ranges from 1.125% to 1.50%, in each case, based on our consolidated leverage ratio (the ratio of our total consolidated funded indebtedness to our consolidated EBITDA for the most recently completed four fiscal quarter period). Loans under the Credit Agreement may be prepaid at par and commitments under the Credit Agreement may be reduced at any time, in whole or in part, without premium or penalty (except for LIBOR breakage costs).
The Loans will be guaranteed by certain of our existing and future domestic subsidiaries, subject to certain exceptions.
The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including financial covenants to maintain (x) subject to certain limited exceptions, a consolidated leverage ratio of 3.50 to 1.00, subject to an increase to 4.00 to 1.00 following a material acquisition and (y) a consolidated interest coverage ratio of 2.50 to 1.00, in each case to be measured on a quarterly basis. The Credit Agreement also contains customary events of default. In the case of a continuing event of default, the administrative agent would be entitled to exercise various remedies, including the acceleration of amounts due under outstanding Loans.
Item 1.02. Termination of a Material Definitive Agreement.
On September 17, 2019, we terminated and repaid all outstanding obligations under our credit agreement, dated as of October 13, 2016, as amended, with the lenders party thereto, and Bank of America, N.A., as administrative agent, swingline lender and a letter of credit issuer (the “Existing Agreement”). In connection with the termination of the Existing Agreement, all security interests and pledges granted to the secured parties thereunder were terminated and released.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The information disclosed under Item 1.02 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: September 17, 2019	/s/ Michael Parini
Michael Parini Executive Vice President, Chief Legal and Administrative Officer